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                                                                       Exhibit 2

                                CHARLES S. HOLMES
                                  P.O. Box 2850
                           Southampton, New York 11969




                                                              May 9, 1996


NAI Technologies, Inc.
2405 Trade Centre Avenue
Longmont, Colorado 80503
Attention: Secretary

                      Re:  NAI Technologies, Inc. 12%
                           Convertible Subordinated
                           Promissory Notes
                           ------------------------------

Gentlemen:

                  Please be advised that I am hereby exercising my right to convert the 12% Convertible Subordinated Promissory Note due 2001 of NAI Technologies, Inc. (the "Company") in the aggregate unpaid principal amount of $2,000,000 (the "Note") held by me, in its entirety, into 1,000,000 shares (the "Conversion Shares") of common stock, par value $.10 per share (the "Common Stock"), of the Company as provided in Section 6 of the Note. In order to effect such conversion, I have enclosed my original Note herewith.

                  I understand that I will receive a check representing the interest on the Note from April 15, 1996 to the date hereof together with a stock certificate for the Conversion Shares which will contain the legends set forth in Section 12(c) of the Note until such time as the Company's registration statement with respect to the Notes and the underlying shares of Common Stock becomes effective. In connection with the issuance of the Conversion Shares and as required by Section 12(c) of the Note, I hereby reconfirm my investment intent with respect to the Conversion Shares as represented in Sections 12(a) and (b) of the Note.

                                         Very truly yours,


                                        /s/ Charles S. Holmes
                                        -------------------------
                                        Charles S. Holmes


                                       -9-

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